MYR Group Inc.

                                                                Exhibit 11

SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share data)

Period Ended June 30                          Three Months       Six Months
                                              1997     1996      1997    1996
Primary income per share
Net income                                  $ 2,312  $  909    $ 3,005  $1,075

Weighted average number of common shares
 outstanding during the period                3,249   3,198      3,246   3,191

Add - common equivalent shares (determined
 using the "treasury stock" method)
 representing shares issuable upon
 exercise of the common stock equivalents       330     241        308     232

 Weighted average number of shares
  for income per common share                 3,579   3,439      3,554   3,423

Income per common share - primary           $   .65  $  .26    $   .85  $  .31


Fully diluted income per share
Net income                                  $ 2,312  $  909    $ 3,005  $1,075

Add interest on subordinated convertible
 debentures, net of tax                          60      59        118     119
                                            $ 2,372  $  968    $ 3,123  $1,194

Weighted average number of common shares
 outstanding during the period                3,249   3,198      3,246   3,191

Add
-Common equivalent shares (determined
 using the "treasury stock" method)
 representing shares issuable upon
 exercise of the common stock equivalents       413     259        414     259

-Shares assumed converted from subordinated
 convertible debentures                         600     600        600     600
                                              4,262   4,057      4,260   4,050

Income per common share - fully diluted     $   .56  $  .24    $   .73  $  .29